Exhibit (a)(1)(D)
[Form Of Decline Letter]
[Rockville Financial, Inc. Letterhead]
Dear Rockville Financial Option Holder:
     Unfortunately, your Letter of Transmittal in connection with the Offer to Purchase (which collectively constitutes the “Offer”) was either inaccurate or incomplete and was not accepted by Rockville Financial, Inc. (“Rockville Financial” or the “Company”). If you wish to tender any of your eligible stock options, you must submit a new Letter of Transmittal. Richard J. Trachimowicz, Senior Vice President of Rockville Bank, must be in receipt of a properly completed Letter of Transmittal no later than 5:00 P.M., Eastern time, on October 26, 2007, unless the Offer is extended. If we do not receive an accurate and complete Letter of Transmittal from you before the deadline, all stock options currently held by you will remain intact at their original price and original terms.
     If you have any questions, please contact Richard J. Trachimowicz, Senior Vice President, Rockville Bank, 25 Park Street, Rockville, Connecticut 06066 at telephone: (860) 291-3600.
     Thank you.

Sincerely,

By:

Name:

Title: